[EXHIBIT 4.1]


                  SECURITIES PURCHASE AGREEMENT
                  -----------------------------

     SECURITIES PURCHASE AGREEMENT (the "Agreement") dated as of February 6, 2003 by and between EAGLE SUPPLY GROUP, INC., a Delaware corporation (the "Company"), and JAMES E. HELZER, President of the Company (the "Purchaser").

     WHEREAS, the Purchaser desires to purchase from the Company, and the Company desires to sell to the Purchaser, certain shares of the Company's common stock, $0.0001 par value per share ("Common Stock"), and warrants to purchase additional shares of Common Stock in the amount and at the exercise prices set forth herein and therein;

     WHEREAS, as an inducement and as a condition to entering into this Agreement, the Corporation has agreed to grant to the Purchasers certain registration rights, as described more fully herein, with respect to the Common Stock and the Common Stock issuable upon the exercise of the warrants; and

     WHEREAS, the disinterested directors serving on the board of directors of the Company (the "Board of Directors") have determined that it is in the best interests of the Company to enter into this Agreement and the Warrant Agreement (defined below);

     NOW, THEREFORE, in consideration of the foregoing, and of the mutual representations, warranties, covenants, and agreements herein contained, the parties hereto agree as follows:

     1.      Purchase and Sale of the Securities

             1.1 Purchase and Sale of the Securities. On the basis of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the terms and conditions of this Agreement, the Company will sell and issue to the Purchaser, and the Purchaser agrees to purchase from the Company (a) 1,000,000 shares of Common Stock (the "Shares"), and (b) warrants (the "Warrants") to purchase 1,000,000 shares of Common Stock from the Company at an exercise price of $1.50 per share (the "Warrant Shares") at the Closing (as defined in Section 2 of this Agreement) for an aggregate purchase price of One Million Dollars ($1,000,000) (the "Purchase Price"). The specific terms and conditions of the Warrants shall be set forth in a separate Warrant Agreement (as may be amended, restated, or modified from time to time, the "Warrant Agreement") substantially in the form attached hereto as Exhibit A. For purposes of this Agreement, the Shares and the Warrants are collectively referred to herein as the "Securities."

             1.2 Payment of Purchase Price and Delivery of Certificates. At the Closing: (a) the Purchaser shall deliver the Purchase Price to the Company by certified or bank cashier's check or by wire transfer as specified by the Company in writing, and (b) the Company shall deliver to the Purchaser a certificate or certificates for the Securities, registered in the name of the Purchaser, free and clear of all liens, encumbrances, and pledges ("Liens")(except that the Securities and the Warrant Shares may be deemed to be "restricted securities" as that term is defined by Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act")).

     2. The Closing. Subject to the satisfaction (or written waiver) of the conditions set forth in Section 6 and Section 7 of this Agreement, the closing (the "Closing") of the sale and purchase of the Securities under this Agreement shall take place at the offices of Carlton Fields, P.A., One Harbour Place, 777 South Harbour Island Boulevard, Tampa, Florida, at 2:00 p.m. on February



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6, 2003 or at such other date, time, and place as shall be mutually agreed upon by the parties. The date of the Closing is hereinafter referred to as the "Closing Date."

     3.      Representations, Warranties, and Covenants of the
Purchaser. The Purchaser hereby represents, warrants, and covenants to the Company as follows:

             3.1 Investment Purpose. The Purchaser is acquiring the Securities and the Warrant Shares solely for his own account, for investment purposes only, and not with an intent or a view to the sale or distribution of any part thereof within the meaning of Section 2(11) of the Securities Act. By executing this Agreement, the Purchaser further represents that he does not have any present intent of selling, granting any participation in, or otherwise distributing the Securities or the Warrant Shares in a manner contrary to the Securities Act or the securities laws of any other applicable jurisdictions, nor does the Purchaser have any contract, undertaking, agreement, or arrangement with any person to offer, sell, transfer, pledge, hypothecate, or otherwise dispose of the Securities or Warrant Shares ("Transfer"), or grant any participation to such person with respect to any of the Securities or Warrant Shares.

             3.2 Accredited Investors. The Purchaser: (a) is an "Accredited Investor" as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act, (b) has adequate means of providing for his current cash needs and possible personal contingencies without regard to this investment, and has no need for liquidity of his investment in the Company, and (c) has such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risks of an investment in the Securities.

             3.3 Management Position. The Purchaser is the duly elected President, Chief Operating Officer, and Vice Chairman of the Board of Directors of the Company and as such has full and complete access to all the books, records, plans, and other material information concerning the Company and its business operations.

             3.4     Exemption From Registration.

             (a)     The Purchaser has been advised and understands that:

                     (i) the Securities and Warrant Shares have not been registered under the Securities Act or the laws of any other jurisdiction;

                     (ii)    neither the Securities and Exchange
Commission ("SEC") nor any other securities commission or regulatory authority has made any finding or determination as to the fairness of this offering nor has made any recommendation or endorsement of the Securities or the Warrant Shares; and

                     (iii) the Purchaser's representations, warranties, and covenants contained in this Agreement are being furnished, in part, and will be relied on by the Company in determining whether this offer and sale of the Securities and the Warrant Shares pursuant to this Agreement and the Warrants are exempt from registration under the Securities Act and the securities laws of all other applicable jurisdictions and, accordingly, the Purchaser hereby confirms that all such statements contained herein are true, complete, and accurate as of the date hereof, and shall be true, accurate, and complete as of the date that this Agreement is accepted, and shall survive such acceptance. If any events occur or circumstances exist prior to the issuance of the Securities to the Purchaser which



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would make any of the representations, warranties, agreements, or other information set forth herein untrue or inaccurate, the Purchaser agrees to immediately notify the Company in writing of such fact specifying which representations, warranties, or covenants are not true, correct, or accurate, and the reasons therefor.

             (b)     The Purchaser acknowledges and agrees that he:

                     (i) will not Transfer the Securities or the Warrant Shares in violation of any of the securities laws of the United States or of any other jurisdiction, or in violation of this Agreement; and

                     (ii) will not Transfer the Securities or Warrant Shares unless they are registered under the Securities Act and the securities laws of all other applicable jurisdictions, or an exemption from such registration is available as supported by an opinion of counsel reasonably satisfactory to the Company.

             3.5     Legends.  The Purchaser acknowledges and agrees that:

             (a) until such time as it is no longer required under the Securities Act and the rules and regulations thereunder, the certificates and any other instruments representing the Securities and the Warrant Shares shall bear a restrictive legend substantially in the following form (and a stop-transfer order may be placed against transfer of the certificates for such Securities and Warrant Shares):

             "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), or the securities laws of any other jurisdiction regulating the sale of securities and may not be offered, sold, or otherwise transferred or assigned unless registered under the Act and such laws, or an opinion of counsel satisfactory to the Company, is obtained to the effect that such registration is not required."

             (b) the certificates and any other instruments representing the Securities and the Warrant Shares shall bear a restrictive legend substantially in the following form:

             "The securities represented by this certificate are entitled to certain registration rights, which are described in the Securities Purchase Agreement, dated February 6, 2003, by and between the Corporation and James E. Helzer (copies of which will be made available at the offices of the Corporation upon request and without charge)."

             3.6 Information Made Available. The Purchaser, his accountants, and his attorneys have been furnished with or have had access to all of the information that each of them shall have requested or require from the Company in order for the Purchaser to make an informed investment decision with respect to the purchase of the Securities pursuant to this Agreement, and has been afforded the opportunity to ask questions of and receive answers from the Company or a person or persons acting on its behalf concerning the terms and conditions of this investment, and all such questions have been answered to the Purchaser's (and, if applicable, his attorney's, or accountant's) full satisfaction. Without limiting the generality of the foregoing, the Purchaser has



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reviewed the following documents filed with the SEC by the Company:
(a) Annual Report on Form 10-K for the fiscal year ended June 30, 2002,
(b) Quarterly Report on Form 10-Q for the fiscal quarters ended September 30, 2002, (c) Definitive Proxy Statement filed on November
15, 2002, (d) Current Reports on Form 8-K filed on September 30, 2002, October 23, 2002, November 14, 2002, and December 20, 2002, and (e) the registration statement on Form S-3 filed on August 30, 2002 and declared effective by the SEC on September 6, 2002 (collectively, the "Company's SEC Documents").

             3.7 Rule 144. The Purchaser is familiar with Rule 144 promulgated under the Securities Act, including the resale restrictions set forth therein, and recognizes that the Company may not, in the future, satisfy the informational requirements of such rule which could prevent the Purchaser from selling the Securities and the Warrant Shares pursuant to Rule 144.

             3.8 Risk of Investment. The Purchaser recognizes that an investment in the Securities involves certain risks and the Purchaser has taken full cognizance of, understand, and are willing to bear all of the risks related to the purchase of the Securities. The Purchaser understands that, in the absence of registration under the Securities Act or the availability of exemption from the registration requirements of the Securities Act and the securities laws of all other applicable jurisdictions, an investment in the Securities will not be liquid. The Purchaser has carefully considered and, to the extent the Purchaser has believed such discussion is necessary, discussed with legal, tax, accounting, and financial advisors retained by Purchaser the suitability of an investment in the Securities for his particular tax and financial situations and has determined that the Securities are a suitable investment for him. In purchasing the Securities, the Purchaser has relied solely upon his investigation, examination, and evaluation of the Company, its business, operations, and financial condition (including information publicly available in the Company's filings with the SEC and as is otherwise available to the Purchaser in his capacity as an executive officer and director of the Company), and has not relied on any statement or materials which is not supported by Purchaser's investigation and examination and has not relied on any statement made by Company (other than Company's representations set forth in Section 4 of this Agreement and the information publicly available in the Company's filings with the SEC, and except to the extent that the Purchaser, an officer and director of the Company, is aware of or has knowledge that the information contained in such filings is no longer current, complete, accurate, or true). In particular, the Purchaser confirms that he is familiar with, and understands, the risk factors disclosures set forth in the Company's SEC Documents.

             3.9 Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement may be relied upon by the Company in determining whether this offering of the Securities and Warrant Shares is exempt from registration under the Securities Act and the securities laws of other applicable jurisdictions.

             3.10 No Broker or Finder. The Purchaser has not retained or used the services of any broker, finder, investment banker, or other intermediary, nor has he paid or agreed to pay any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement.

             3.11 No Violation; Governmental Consents. Neither the execution and delivery of this Agreement, nor the consummation by the Purchaser of the transactions contemplated hereby will constitute a violation of: (a) any agreement or commitment to which the Purchaser is subject or by which he or any of his respective properties may be bound; (b) any judgment, decree, order,


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regulation or rule of any court or governmental authority applicable to the Purchaser; or (c) any statute, laws, or the rules or regulations of any governmental authority applicable to the Purchaser. No consent of any person or governmental authority is required in connection with the execution, delivery, or performance of this Agreement by the Purchaser.

             3.12 Company's Representations. To the knowledge of the Purchaser, none of the representations or warranties of the Company set forth in Section 4 of this Agreement is incorrect as of the date of this Agreement.

     4. Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser as follows:

             4.1 Organization. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the requisite corporate power to own its properties and to carry on its business as now being conducted as described in the Company's SEC Documents.

             4.2 Authority. The execution, delivery and performance of this Agreement and the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company.

             4.3 Issuance of Securities. The issuance, sale, and delivery of the Securities in accordance with this Agreement, and the issuance and delivery of the Warrant Shares in accordance with the terms of the Warrant Agreement, have been duly authorized by all necessary corporate action on the part of the Company, including its Board of Directors and its stockholders, if required, under applicable law and the rules and regulations of the National Association of Securities Dealers Inc. ("NASD"), and all of the Shares and the Warrant Shares have been duly reserved for issuance. The Securities, when so issued, sold, and delivered against payment therefor in accordance with the provisions of this Agreement, and the Warrant Shares when issued upon exercise in accordance with the Warrant Agreement, shall be duly and validly issued, fully paid, and nonassessable, and shall be free and clear of any Liens, except that the Securities and the Warrant Shares may be deemed to be "restricted securities" as that term is defined by Rule 144 promulgated under the Securities Act. The Common Stock has been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and is listed for quotation on the Nasdaq SmallCap Market ("Principal Trading Market"). The Company is subject to the periodic reporting requirements of Section 13 of the Exchange Act.
The Company has not received any written notice with respect to the continued eligibility of the Common Stock for such listing and quotation on the Principal Trading Market and, except for the minimum bid price per share requirements set forth in NASD Rule 4310(c)(4), to the knowledge of the Company, the Company has maintained all requirements on its part for the continuation of such listing and trading.

             4.3     Capitalization.

             (a) Without giving effect to the sale of the Securities or the exercise of the Warrants, the authorized capital stock of the Company consists of: (i) thirty million (30,000,000) shares of Common Stock, of which 9,055,455 shares are outstanding, (ii) ten million (10,000,000) shares of Class A Non-Voting Common Stock, none of which has been issued or is outstanding, and (iii) ten million (10,000,000) shares of preferred stock, par value $0.0001 per share, none of which



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has been issued or is outstanding.  All of the issued and outstanding shares of Common Stock have been duly authorized, validly issued, and are fully paid and non-assessable. The Company has available, and has reserved for issuance a sufficient number of shares of Common Stock as is necessary to effect the issuance of the Securities and the Warrant Shares.

             (b) There are no outstanding preemptive rights to which the Company is a party or by which the Company will be bound to offer and sell its securities to persons other than the Purchaser as a result of the offer and sale of the Securities pursuant to this Agreement. The Company is not a party to any agreement pursuant to which a third party has a right of first refusal, whether currently exercisable or not, that would be applicable as a result of the offer and sale of the Securities pursuant to this Agreement.

             (c) Neither this Agreement nor the purchase and sale of the Securities or the issuance and purchase of the Warrant Shares upon exercise of the Warrants will cause an adjustment to the number of shares of Common Stock that are issuable upon exercise of warrants or options issued by the Company prior to the date hereof.

             4.5 Non-Contravention. The execution, delivery and performance of this Agreement and the Warrant by the Company, the issuance of the Securities and the Warrant Shares, and the consummation by the Company of the other transactions contemplated by this Agreement and the Warrant Agreement, do not and will not conflict with or result in a breach by the Company of any of the terms or provisions of, or constitute a default under (a) the certificate of incorporation or other charter document and by-laws of the Company, each as currently in effect, (b) any material indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party or by which it or any of its properties or assets are bound, or (c) to its knowledge, any existing applicable law, rule, or regulation or any applicable decree, judgment, or order of any court, United States federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over the Company or any of its respective properties or assets; except in the case of Section 4.5(b) and 4.5(c) hereof for conflicts, breaches, or defaults that would not have a material adverse effect on the Company.

             4.6 Approvals. Assuming the accuracy of the Purchaser's representations in Section 3 hereof and compliance with its covenants and agreements set forth herein, no authorization, registration, approval or consent of any court, governmental body, regulatory agency, self-regulatory organization, stock exchange or market is required to be obtained by the Company for the issuance and sale of the Securities to the Purchaser pursuant to this Agreement, other than any notification filings and payments that may need to be made under the federal securities laws and applicable state securities and blue sky laws following the issuance and sale of the Securities and except for such authorizations, registrations, approvals, and consents that have been obtained or for which the failure to obtain would not have a material adverse effect on the Company.

             4.7 Filings. As of their respective filing dates, none of the Company's SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein in light of the circumstances under which they were made, not misleading (except any statements or omissions therein which were corrected or otherwise disclosed or updated in a filing of any of the subsequent Company's SEC Documents).


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

             4.8 Absence of Litigation. Except as disclosed in the Company's SEC Documents, there is no action, suit, proceeding, inquiry or investigation before or by any court, governmental authority, commission, board, bureau, agency or instrumentality or any other person, public board or body pending or, to the knowledge of the Company, threatened against or affecting the Company to which the Company is a party or of which the Company is otherwise aware, wherein an unfavorable decision, ruling or finding would have a material adverse effect on the Company. Except as disclosed in the Company's
SEC Documents, there are no outstanding or unsatisfied judgments, orders, decrees, writs, injunctions or stipulations to which the Company is a party or by which it or any of its properties is bound that have a material adverse effect on the Company.

             4.9 Disclosure. As of the date of this Agreement, the Company is not in possession of any facts material to the condition, assets, liabilities, business, operations, and prospects of the Company which are not already available to or known by the Purchaser as an executive officer and director of the Company.

             4.10 No Broker or Finder. The Company has not retained or used the services of any broker, finder, investment banker, or other intermediary, nor has it paid or agreed to pay any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement.

     5.      Registration Rights.

             5.1 Demand Registration. Commencing on August 6, 2003, and ending upon the earlier to occur of: (a) no Registrable Securities (defined below) remain outstanding, (b) all of the Registrable Securities may be transferred, sold, or otherwise disposed of in accordance with the provisions of Rule 144(e) or 144(k) promulgated under the Securities Act, or (c) on the fifth anniversary of this Agreement (the "Demand Period"), subject to the terms and conditions of this Agreement, the holder ("Holder") of the Shares and the Warrant Shares ("Registrable Securities") may make a written request to the Company for registration of all or a portion of, the outstanding Registrable Securities under the Securities Act of all Registrable Securities ("Demand Registration"). A registration shall not be deemed to be a Demand Registration (x) unless a Form S-3, or any successor form thereto ("Form S-3 Registration Statement"), with respect thereto has become effective, (y) if after it has become effective, such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court for any reason not attributable to the Holder of Registrable Securities participating in such registration and has not thereafter become effective, or (z) if the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such registration are not satisfied or waived, other than by reason of a failure on the part of the Holder of Registrable Securities participating in such registration.

             5.2     Demand Procedure.

             (a) Subject to Section 5.2(b) hereof, during the Demand Period the Holder may deliver to the Company a written request (a "Demand Registration Request") that the Company register all of the Registrable Securities.

             (b) The Holder of Registrable Securities will be entitled to Demand Registration only if the Company is eligible to register the Registrable Securities on a Form S-3 Registration Statement with the SEC, and such Registrable Securities are registered under the Securities Act on


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such form.  Further, the Holder of Registrable
Securities will be entitled to only one (1) Demand Registration on a Form S-3 Registration Statement.

             (c)     A Demand Registration Request from the Holder shall
(i) set forth the number of Registrable Securities intended to be sold pursuant to the Demand Registration Request, (ii) specify the method of distribution, disclosing whether all or any portion of a distribution pursuant to such registration will be sought by means of an underwriting, and (iii) identify any underwriter or underwriters proposed for the underwritten portion, if any, of such registration.

             (d) If, during the Demand Period, the Company receives a Demand Registration Request from the Holder satisfying the requirements of Section 5.2(b) and 5.2(c) of this Agreement, the Company, subject to the limitations of Section 5.2(e) hereof, shall prepare and file a Form S-3 Registration Statement with the SEC to register for sale all of the Registrable Securities that Holder of the Registrable Securities requested to be registered pursuant to the Demand Registration Request (a "Demand Registration Statement"). In connection with this foregoing, the Company shall use its commercially reasonable efforts to prepare and file the Demand Registration Statement within one hundred twenty (120) days after receipt of a Demand Registration Request. No other securities may be included in the Demand Registration Statement without the consent of the Holder. The Company shall use its commercially reasonable efforts (i) to cause such Registration Statement to become effective as soon as practicable, and (ii) thereafter to keep it continuously effective until the earlier of such time as all of the Registrable Securities included in the Registration Statement have been sold (or otherwise disposed of by the holder thereof) or two years has elapsed from the effective date of the Demand Registration Statement. Notwithstanding anything to the contrary contained herein, the Company will not be required to file, and may postpone for a reasonable period of time the filing of any Demand Registration Statement under Section 5 of this Agreement if (A) any other registration statement for an offering of the Company's securities has been filed with the SEC prior to, or is anticipated to be filed within thirty (30) days from, the receipt of a Demand Registration Request, or (B) with respect to an offering of the Registrable Securities, an audit (other than the regular audit conducted by the Company at the end of its fiscal year) would be required to be conducted pursuant to the Securities Act or the rules and regulations promulgated thereunder, the form on which the Registration Statement is to be filed, or otherwise by the SEC, or by the managing underwriter, if any, or (C) the Board or a committee thereof determines, in its reasonable judgment, that such registration would have a material adverse effect upon the Company or interfere with any financing, merger, acquisition, sale, corporate reorganization, or other material transaction involving the Company or any of its affiliates; provided, however, that the Company shall promptly give the Holder written notice of such determination containing a general statement of the reasons for such postponement and an approximation of such delay.

             (e) It is anticipated that the Demand Registration Statement filed with the SEC may allow for different means of distribution, including sales by means of an underwriting as well as sales into the open market. A determination of whether all or part of the distribution will be by means of an underwriting shall be made by the Holder. If the Holder desires to distribute all or part of the Registrable Securities covered by its request by means of an underwriting, the Holder shall so advise the Company in writing in Holder's Demand Registration Request as described in Section 5.2(c) hereof. Selection of the lead managing underwriter in any underwriting made in connection with a Demand Registration Request shall be subject to the reasonable approval by the Company's Board of Directors.


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


             5.3 Registration Expenses. Except as specifically otherwise provided herein, the Company will be responsible for payment of all expenses incident to the Company's performance of or compliance with Section 5.1 of this Agreement and any registration hereunder. Notwithstanding the foregoing, the Holder of Registrable Securities included in such registration will be responsible for payment of brokerage discounts, commissions, underwriting fees, and other sales expenses incident to the registration of any Registrable Shares registered hereunder and payment of Holder's own legal fees if Holder retains legal counsel separate from that of the Company.

             5.4     Registration Indemnification.

             (a) Indemnification by Company. In the event of any registration of any Registrable Securities under the Securities Act, the Company hereby agrees to indemnify, to the fullest extent permitted by law, and hold harmless the Holder and each other person who participates as an underwriter in the offering or sale of such Registrable Securities, against all losses, claims, damages, liabilities and expenses (including attorneys fees) in connection with defending against any such losses, claims, damages and liabilities or in connection with any investigation or inquiry, in each case caused by or based on any untrue or alleged untrue statement of material fact contained in any Demand Registration Statement in which such Registrable Securities are registered under the Securities Act, prospectus or preliminary prospectus contained therein, or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will reimburse each such indemnified person for any reasonable legal or any other expenses reasonably incurred by them or any of them in connection with investigating or defending any such claim (or action or proceeding in respect thereof); provided, that the Company shall not be liable in any such case to the extent that (i) same arises out of or is based on an untrue statement or alleged untrue statement or omission or alleged omission made in such Demand Registration Statement, any such prospectus or preliminary prospectus, or in any amendment or supplement thereto in reliance on and in conformity with written information furnished to the Company by the Holder, or
(ii) the Holder or any underwriter or selling agents failed to deliver a copy of the prospectus or any amendments or supplements thereto to the person asserting such loss, claim, damage, liability, or expense if the Company had furnished such Holder with a reasonably sufficient number of copies of the same. Further, the indemnification provisions of this Section 5.4(a) shall not apply to amounts paid in settlement of any claim if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld.

             (b) Indemnification by Purchaser. In connection with any Demand Registration Statement, the Holder will furnish to the Company in writing information concerning the Holder that is required by the provisions of applicable law and regulation to be included in a registration statement as the Company reasonably requests for use in connection with any such registration statement or related prospectus and, to the extent permitted by law, the Holder will indemnify the Company, its directors and officers, and each person who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) the Company against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the Demand Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information so furnished in writing by such Holder expressly for use in connection with such Demand Registration Statement.



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


             (c) Assumption of Defense by Indemnifying Party. Any person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person unless (A) the indemnifying party has agreed to pay such fees or expenses, or (B) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such person, or (C) in the reasonable judgment of any such person, based upon written advice of its counsel, a conflict of interest may exist between such person and the indemnifying party with respect to such claims (in which case, if the person notifies the indemnifying party in writing that such person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claims on behalf of such person). If such defense is not assumed, the indemnifying party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld). An indemnifying party which is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which case the indemnifying party shall pay the reasonable fees and expenses of such additional counsel or counsels. The failure of any indemnified party to provide the notice required by Section 5.4(c)(i) above shall not relieve the indemnifying party under this Section 5, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice.

             (d) Contribution. If for any reason the indemnification provided for in Sections 5.4(a) and 5.4(b) is unavailable to an indemnified party or insufficient to hold it harmless as contemplated by Sections 5.4(a) and 5.4(b), then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the indemnified party and the indemnifying party, but also the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

             (e) Binding Effect; Limitations. The indemnification provided for under this Agreement shall in no event exceed $1,000,000 and such indemnification will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and will survive the transfer of securities.

     6.      Other Agreements and Covenants.

             6.1 Rule 144. With a view to making available certain exemptions from the registration provisions of the Securities Act for the sale of the Registrable Securities, the Company covenants that for a period of five years following the date of this Agreement at all times that the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, the Company will exercise its commercially reasonable efforts to file timely the reports required to be filed by the Company under the Securities Act and the Exchange Act (or, if the Company is not registered under


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


Section 12(b) or 12(g) of the Exchange Act and is not otherwise required to file such reports under Sections 13 or 15(d) thereunder, it will, upon the request of the Purchaser, make publicly available such other information required under Rule 144 for so long as necessary to permit sales pursuant to Rule 144 under the Securities Act), and it will take such further action as the Purchaser may reasonably request to the extent required from time to time to enable the Purchaser to sell the Registrable Securities without registration under the Securities Act within the limitations of the exemptions provided by (i) Rule 144 under the Securities Act, as such rule may be amended from time to time or
(ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of the Purchaser, the Company will deliver to Holder a written sstatement as to whether it has complied with such requirements.

             6.2 Nasdaq Listing. The Company will use its commercially reasonable efforts to have the Shares and the Warrant Shares listed for quotation on the Principal Trading Market.

             6.3 Use of Proceeds. The Company will use the net proceeds from the sale of the Securities for working capital purposes, including general corporate purposes of the Company and its subsidiaries. The Company shall not, directly or indirectly, use such proceeds for any loan to or investment in any other corporation, partnership enterprise or other person or for the repurchase or redemption of any securities of the Company.

             6.4 Legends. The Company agrees that the legends set forth on the certificate pursuant to Section 3.5 hereof shall be issued by delivery of substitute certificates without such legend if the Purchaser shall have delivered either an opinion of counsel reasonably satisfactory to the Company and its counsel, or a no-action letter from the staff of the SEC, to the effect that such legend is not required for purposes of the Securities Act.

     7. Conditions to the Obligations of the Company. The obligations of the Company to perform this Agreement and to issue the Securities are subject to fulfillment, or the waiver, of the following conditions on or before the Closing:

             7.1 Execution and Delivery of Agreement. The Purchaser shall have executed this Agreement and delivered the same to the Company.

             7.2 Delivery of the Purchaser Price. The Purchaser shall have delivered to the Company the Purchase Price in accordance with Section 1.2 of this Agreement.

             7.3 Accuracy of Representations and Warranties. The representations and warranties of the Purchaser contained in Section 3 of this Agreement shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made and as of that date.

             7.4 No Prohibition. No litigation, statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.


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


             7.5 Fairness Opinion. The Company shall have received a written opinion from each of Robert T. Kirk and Soroban, Inc. that the sale of the Securities at the Purchase Price therefor is fair to the Company and its stockholders from a financial point of view.

             8. Conditions to the Obligations of the Purchaser. The obligation of the Purchaser to perform this Agreement and to purchase the Securities is subject to fulfillment, or the waiver, of the following conditions on or before the Closing.

             8.1 Execution and Delivery of Agreement. The Company shall have executed this Agreement and delivered the same to the Purchaser.

             8.2 Execution and Delivery of Warrant Agreement. The Company shall have executed the Warrant Agreement and delivered the same to the Purchaser.

             8.3     Delivery of the Securities.   The Company shall have
delivered the Securities to the Purchaser in accordance with Section
1.2 of this Agreement.

             8.4 Accuracy of Representations and Warranties. The representations and warranties of the Company contained in Section 4 of this Agreement shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made as of that date.

             8.5 No Prohibition. No litigation, statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.

             8.6 Fairness Opinion. The Purchaser shall have received a copy of the fairness opinions referenced in Section 7.5 of this Agreement.

    9.       Indemnification.

             9.1 By the Purchaser. The Purchaser acknowledges and understands the meaning and legal consequences of the representations and warranties made by him in this Agreement, especially the reliance placed thereon by the Company for satisfying an exemption from the registration provisions of all applicable securities and blue sky laws, and accordingly, agrees to indemnify and hold harmless the Company and its officers, directors, employees and representatives from and against all loss (including attorneys' fees), liabilities, damages, and expenses arising out of the untruth of, or misrepresentation or omission by, the Purchaser of any of such representations or warranties, or a breach by the Purchaser of any agreement or covenant contained in this Agreement.

             9.2     By the Company.

             (a) The Company agrees to indemnify and hold harmless the Purchaser and his respective representatives and agents from and against any losses, claims, damages, liabilities or expenses (including reasonable attorneys' fees) incurred (collectively "Damages") and any action in respect thereof to which any of them becomes subject to, resulting from or arising out of any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or


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


agreement on the part of Company contained in this Agreement, except to the extent such Damages result primarily from the Purchaser's failure to perform any covenant or agreement contained in this Agreement or the Purchaser's negligence, recklessness, or bad faith in performing its obligations under this Agreement.

             (b) If (i) the Purchaser becomes involved in any capacity in any action, proceeding or investigation brought by any stockholder of the Company, in connection with or as a result of the consummation of the transactions contemplated by this Agreement, or if the Purchaser is impleaded in any such action, proceeding or investigation by any person, or (ii) the Purchaser becomes involved in any capacity in any action, proceeding or investigation brought by the SEC, any self-regulatory organization or other body having jurisdiction, against or involving the Company and in connection with or as a result of the consummation of the transactions contemplated by this Agreement, or (iii) if the Purchaser is impleaded in any such action, proceeding or investigation by any person, then in any such case, the Company hereby agrees to indemnify, defend and old harmless the Purchaser from and against and in respect of all losses, claims, liabilities, damages or expenses resulting from, imposed upon or incurred by the Purchaser, directly or indirectly, and reimburse the Purchaser for any reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith.

             (c)     The indemnification agreements contained in
Section 9.1(b)(ii) shall be in addition to any liability the Company have under Section 5.4 hereof. Nothing in this paragraph shall limit, restrict, or other adversely effect the Purchaser's rights of indemnification now or hereafter existing under, any statute, the Company's certificate of incorporation, the Company's bylaws, or any employment agreement or indemnification agreement between the Purchaser and the Company or any affiliate of the Company.

     10.     Miscellaneous.

             10.1 Notices. All notices and other communications given or made under this Agreement shall be in writing and shall be deemed to be sufficiently given when personally delivered or when sent by registered or certified mail, return receipt requested, postage prepaid, to the other party at the address set forth below:

        If to Company:      Eagle Supply Group, Inc.
                            122 East 42nd Street
                            New York, NY  10168
                            Attention:      Douglas P. Fields,
                                            Chairman and CEO

                            With Copy to:

                            Richard A. Denmon, Esquire
                            Carlton Fields, P.A.
                            777 S. Harbour Island Boulevard
                            Tampa, FL  33602



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


        If to Purchasers:   James E. Helzer and Marilyn Helzer
                            At the address set forth on the
                            corporate books of the Company.

        With Copy to:       Stephen R. Robinson, Esquire
                            Robinson & Bowden, LLP
                            512 Main Street, Suite 901
                            Fort Worth, TX  76102

        10.2 No Waiver. Failure of either party hereto to exercise any right or remedy under this Agreement between the Company and the Purchaser or otherwise, or delay by any party hereto in exercising the same, will not operate as a waiver thereof. No waiver by any party hereto is effective unless and until it is in writing and signed by or on behalf of the party against whom the waiver would operate.

        10.3 Amendments. This Agreement and the provisions hereof may not be modified, amended, altered, or supplemented except by execution and delivery of a written instrument signed by the parties hereto.

        10.4 Construction of Terms. All provisions and any variations thereof used herein shall be deemed to refer to the masculine, feminine, neuter, singular, or plural as the identity of such person or persons shall require.

        10.5 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware, without giving effect to the principles of the conflict of laws. In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

        10.6    Entire Agreement.  This Agreement and the Warrant
Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by all parties.

        10.7    Survival of Representations, Warranties, and
Covenants. The representations, warranties, and agreements of the Purchaser and the Company made herein and in any certificates or other agreements or investments delivered by or on behalf of such party pursuant to this Agreement shall survive the Closing.

        10.8 Benefit of the Parties. This Agreement is for the benefit of the parties hereto and shall inure to their heirs, legal representatives, successors, and assigns.

        10.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute a single instrument. Execution and delivery may be by facsimile transmission.

 [Rest of Page Intentionally Left Blank; Signatures on Following Page]




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

                                THE COMPANY

                                EAGLE SUPPLY GROUP, INC.
                                a Delaware corporation



                                By: /s/ Douglas P. Fields
                                   -------------------------------
                                   Douglas P. Fields,
                                   Chief Executive Officer


                                PURCHASER

                                James E. Helzer, Individually


                                /s/ James E. Helzer
                                ----------------------------------
                                James E. Helzer
















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